Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-166267 on Form S-8 of Excel Trust, Inc. of our reports dated December 15, 2010, relating to the statements of revenues and certain expenses for the Brandywine Crossing Shopping Center and the Rosewick Crossing Shopping Center for the year ended December 31, 2009 (which reports on the statement of revenues and certain expenses express an unqualified opinion and include explanatory paragraphs referring of the purpose of the statements) appearing in this Current Report on Form 8-K/A of Excel Trust, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
December 15, 2010